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                                   Exhibit 21

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                                  SUBSIDIARIES


Jacksonville Savings Bank                    100% owned by Jacksonville
                                             Bancorp, Inc.

Financial Resources Group, Inc.              100% ownership by Jacksonville
                                             Savings Bank